April 22, 2009
VIA EDGAR
Mr. John Cash
Branch Chief
United States Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 6010
Washington D.C. 20549

RE:	Alion Science and Technology Corporation (the "Company")
Form 10-K for Fiscal Year Ended September 30, 2008
Form 10-Q for Fiscal Quarter Ended December 31, 2008
File No. 333-89756
Dear Mr. Cash:
          We will file the Company’s responses to the comment letter dated April 9, 2009 submitted by the staff in the Division of Corporation Finance with regard to the above-referenced filings on or before Thursday, May 7, 2009.
          Please call the undersigned at (703) 918-4484 with any questions. We appreciate the staff’s efforts with respect to our filings.

Sincerely,
/s/ Michael Alber

Alion Science and Technology Corporation Michael Alber Senior Vice President, Chief Financial Officer and Treasurer

cc:	Mindy Hooker, Staff Accountant, Securities and Exchange Commission
Anne McConnell. Senior Staff Accountant, Securities and Exchange Commission
Bahman Atefi, Chairman and CEO, Alion
James Fontana, Senior Vice President and GC, Alion
Marc Paul, Baker & McKenzie LLP
Mike Condro, Deloitte & Touche, LLP